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                                                                    EXHIBIT 14.2


                                 Code of Ethics
                   for Senior Executive and Financial Officers
                           of Winn-Dixie Stores, Inc.

I.   General

It is the policy of Winn-Dixie Stores, Inc. (the "Company") to comply strictly with all laws governing its operations and to conduct its affairs in keeping with Company policy, reflecting a commitment to the highest ethical standards. This policy is described in the Company's policy, reflecting a commitment to Code of Conduct (the "Code of Conduct"), as amended from time to time, which is applicable to all Associates. Senior executive and financial officers hold an important and elevated role in complying with the Code of Conduct in their own activities and in their commitment to (i) honest and ethical conduct, (ii) full, fair, accurate, timely and understandable disclosure in the Company's public communications, and (iii) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, and Treasurer (the "Senior Executive and Financial Officers"). The principles and standards set forth in this Code of Ethics shall supplement the Company's Code of Conduct, and the Senior Executive and Financial Officers must comply with both this Code of Ethics and that Code of Conduct. This Code of Ethics shall be approved annually by the Corporate Governance Committee of the Board of Directors and filed with the Securities and Exchange Commission (the "SEC") as an exhibit to the Company's Annual Report on Form 10-K.

II.  Honest and Ethical Conduct

Senior Executive and Financial Officers will exhibit and promote the highest standards of honest and ethical conduct, including through adherence to the following policies and procedures:

     . Avoid conflicts of interest. The Company's Code of Conduct requires that all Associates avoid any activity or association that creates or appears to create a conflict between the Associate's personal interests and the Company's business interests. The Code of Conduct includes definitions of conflict-of-interest situations, and imposes requirements for the avoidance of conflicts of interest by all Company Associates. The Code of Conduct also requires each Senior Vice President to establish and interpret specific policies and procedures regarding conflicts of interest necessary to assure that each function reporting to such Senior Vice President complies with this policy. In addition to their compliance with all applicable provisions of the Code of Conduct, the Senior Executive and Financial Officers shall (a) engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; and (b) avoid conflicts of interest, including making disclosure to the Company's Executive Committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict.

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     . Inform the Director of Compliance of (a) deviations in practice from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship that could reasonably be expected to create a conflict of interest.

     . Demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

     . Respect the confidentiality of information acquired in performance of one's responsibilities and avoid use of confidential information for personal advantage.

III.   Financial Records and Periodic Reports

As a public company, the Company is committed to full, fair, accurate, timely and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules); (b) established a Disclosure Committee, which includes and imposes duties on each of the Senior Executive and Financial Officers; and
(c) set forth requirements relating to the maintenance of accurate and complete records, the prohibition of false, misleading or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Senior Executive and Financial Officers will establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

     . Reports filed with or submitted to the SEC and other public communications contain information that is full, fair, accurate, timely and understandable and do not misrepresent or omit material facts.

     . Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.

     . Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.

IV.    Compliance with Applicable Laws, Rules and Regulations

As set forth in the Code of Conduct, it is the policy of the Company to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Senior Executive and Financial Officers will comply with all applicable governmental laws, rules and regulations, and will establish and maintain mechanisms to:

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     . Monitor compliance of the Company's finance organization and other key employees with all applicable federal, state and local statutes, rules, regulations and administrative procedures.

     . Identify, report and correct in a swift and certain manner any detected deviations from applicable federal, state and local statutes, rules, regulations and administrative procedures.

V.     Compliance with Code of Ethics

The Senior Executive and Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and file a copy of such certification with the Director of Compliance and the Corporate Governance Committee of the Board of Directors. This Code of Ethics will be published with the Code of Conduct and made available to all Associates, and any Associate should promptly report any violation of this Code of Ethics to the Director of Compliance. Under the Code of Conduct, any infraction of the Code of Conduct will subject an Associate to disciplinary action that may include reprimand, demotion or dismissal, depending on the seriousness of the offense. The Company shall take appropriate action with respect to the failure of any Senior Executive or Financial Officer to comply with this Code of Ethics, which may include any of these sanctions.

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